EXHIBIT 99.1

November 18, 2005	Company Press Release	Source: Flowers Foods (NYSE: FLO)
Flowers Foods Increases Share Repurchase Authorization and Declares Regular Cash Dividend
THOMASVILLE, GA—
•	Board of Directors increases share repurchase by 4 million shares

•	Announces a regular quarterly cash dividend of $.10 per share
Flowers Foods (NYSE: FLO) announced today that its board of directors has increased the company’s common stock share repurchase authorization by 4.0 million shares. The additional share repurchase authorization announced today, combined with the 2.4 million shares remaining available for repurchase under the prior authorization, represents approximately 10 percent of the shares of Flowers Foods common stock currently outstanding.
Also today, the board of directors declared a dividend of $.10 per share for the third quarter of 2005. This action renews the annual dividend rate of $.40. The dividend is payable on December 16, 2005, to shareholders of record on December 2, 2005.
“Our business continues to be strong, as evidenced by our double digit sales increase and our cash generation through the third quarter of 2005,” commented George E. Deese, Flowers Foods president and chief executive officer. “The increased authorization in the stock repurchase program gives us continued flexibility to maximize shareholder value over the long term. Our strategy for use of cash continues to include paying dividends, making capital investments, making strategic acquisitions, and opportunistically buying in the company’s stock.”
Since inception of the stock repurchase plan in 2002 through the third quarter of 2005, the company has acquired approximately 8.9 million shares of its common stock for $169.2 million, an average of $19.00 per share. The revised plan authorizes the company to repurchase up to 15.3 million shares of common stock. Under the plan, the company may repurchase Flowers Foods common stock in open market or privately negotiated transactions at such times and at such prices as determined to be in the company’s best interest. These purchases may be commenced or suspended without prior notice depending on then existing business or market conditions.

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 35 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
FORWARD-LOOKING STATEMENTS
Statements contained in this press release and certain other written or oral statements made from time to time by the company and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding the company’s future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward looking statements are based upon assumptions the company believes are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Certain factors that may cause actual results, performance, and achievements to differ materially from those projected may include, but are not limited to (a) unexpected changes in any of the following: (i) general economic and business conditions; (ii) the competitive setting in which the company operates, including changes in pricing, advertising or promotional strategies by the company or its competitors, as well as changes in consumer demand; (iii) interest rates and other terms available to the company on its borrowings; (iv) energy and raw materials costs and availability; (v) relationships with employees, independent distributors and third party service providers; and (vi) laws and regulations (including health-related issues), accounting standards or tax rates in the markets in which the company operates; (b) the loss or financial instability of any significant customer(s); (c) the company’s ability to execute its business strategy, which may involve integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values; (d) the company’s ability to operate existing, and any new, manufacturing lines according to schedule; (e) the level of success the company achieves in developing and introducing new products and entering new markets; (f) changes in consumer behavior, trends and preferences, including weight loss trends; (g) the company’s ability to implement new technology as required; (h) the credit and business risks associated with independent distributors and customers that operate in the highly competitive retail food industry, including the amount of consolidation in that industry; (i) customer and consumer reaction to pricing actions; (j) existing or future governmental regulations resulting from the events of September 11, 2001, the military action in Iraq and the continuing threat of terrorist attacks that could adversely affect the company’s business and its commodity and service costs; and (k) any business disruptions due to political instability, armed hostilities, incidents of terrorism or the responses to or repercussions from any of these or similar events or conditions. The foregoing list of important factors does not include all such factors nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the Securities and Exchange Commission (“SEC”) or in other company press releases) for other factors that may cause actual results to differ materially from those projected by the company. You should not place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.
Contact: Mary Krier, Vice President/Communications, 229.227.2333